Exhibit 99.1

Media:    Investors:
Phil Terrigno    Mark Macaluso
+1 914-641-2143    +1 914-641-2064
phil.terrigno@itt.com    mark.macaluso@itt.com

ITT Appoints Maggie Chu, Chief Human Resources Officer at Littelfuse, Inc., to Board of Directors

STAMFORD, Conn., Oct. 1, 2024 – ITT Inc. (NYSE: ITT) today announced the election of Maggie Chu to its Board of Directors. Ms. Chu currently serves as Chief Human Resources Officer of Littelfuse, Inc. (NASDAQ: LFUS), a global manufacturer of circuit protection and power control components serving customers across industrial, transportation and electronics end markets with a market capitalization of more than $6 billion. She has been with Littelfuse since 2021 and currently leads the company’s human resources (HR) and corporate communications functions globally. Ms. Chu’s appointment to the ITT board is effective immediately.
“Maggie is an experienced and seasoned Human Resources executive with a robust track record of strategic leadership across diverse, global industries, similar to those where ITT operates,” said ITT Chairman of the Board Timothy H. Powers. “Maggie’s expertise in attracting and retaining top global talent for large multinational manufacturing companies will further strengthen ITT’s growth and development of a higher performing culture. Her appointment continues the Board’s proactive director refreshment process to ensure the capabilities of the ITT board are aligned to the company’s long-term strategic direction. On behalf of the entire Board of Directors, I would like to welcome Maggie to ITT.”
Speaking on Ms. Chu’s appointment, ITT President and CEO Luca Savi commented, “Maggie’s experience and leadership at large global industrials will be a major benefit to ITT as we continue to grow and reshape our portfolio both organically and through M&A. She joined Littelfuse during a period of significant growth and has a history of acting as a dedicated business partner with an intellectual curiosity and deep, hands-on approach that fits well with the ITT culture. Our teams will benefit greatly from Maggie’s diverse experiences and flexible and adaptable approach to continuous learning. I am humbled to have Maggie join the ITT board.”

Exhibit 99.1

About Maggie Chu
Maggie Chu is currently the Chief Human Resources Officer at Littelfuse, a position she has held since 2021, where she serves as a key member of the executive leadership team. Prior to her current role, Maggie served as Segment HR Director at Caterpillar (NYSE: CAT) where she provided strategic HR leadership for the $20+ billion Energy & Transportation Segment and Corporate Services functions. She also previously held multiple senior HR roles over fourteen years at the former General Electric Company in its Lighting, Power and Oil & Gas divisions.
Ms. Chu was born in China where she completed her undergraduate and graduate degrees in Electrical Engineering at Zhejiang University and in Quality Management at The Hong Kong Polytechnic University, respectively, prior to moving to the U.S. in 2001. She also holds a Master of Arts in Human Resources with a minor in statistics from the University of Minnesota.
About ITT
ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and energy markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in Stamford, Connecticut, with employees in more than 35 countries and sales in approximately 125 countries. For more information, visit www.itt.com.